UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant	[X]
Filed by a Party other than the Registrant	[ ]

Check the appropriate box:
[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

NATIONWIDE VARIABLE INSURANCE TRUST

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.

[ ]	Fee paid previously with preliminary materials.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

1.	Title of each class of securities to which transaction applies:
_________________________________________________________

2.	Aggregate number of securities to which transaction applies:
_________________________________________________________

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_________________________________________________________

4.	Proposed maximum aggregate value of transaction:
_________________________________________________________

5.	Total fee paid:
_________________________________________________________

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:
_________________________________________________________

2)	Form, Schedule or Registration Statement No.:
_________________________________________________________

3)	Filing Party:
_________________________________________________________

4)	Date Filed:
_________________________________________________________

NATIONWIDE VARIABLE INSURANCE TRUST
One Nationwide Plaza
Mail Code 1-18-102
Columbus, Ohio 43215
(800) 848-0920

April 9, 2025

Dear Shareholder:

The enclosed Information Statement details a recent subadviser change relating to the NVIT Calvert Equity Fund (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

Specifically, Nationwide Fund Advisors, the Fund’s investment adviser, recommended, and the Board of Trustees of the Trust (the “Board”) approved, the selection of GQG Partners LLC (“GQG”) to serve as the new subadviser to the Fund, which will be renamed the “NVIT GQG US Quality Equity Fund.” At the same time, the Board approved the termination of Atlanta Capital Management Company, L.L.C. as the Fund’s subadviser. These changes currently are anticipated to be effective on or about June 18, 2025. The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”) that allows certain subadviser changes to be made without shareholder approval. The Manager of Managers Order requires that this Information Statement be sent to you.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

Stephen R. Rimes
Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
One Nationwide Plaza
Mail Code 1-18-102
Columbus, Ohio 43215
(800) 848-0920

INFORMATION STATEMENT

Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Calvert Equity Fund (the “Fund”), a series of the Trust. All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of March 17, 2025, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement.

The Trust has received an exemptive order (the “Manager of Managers Order”) from the U.S. Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers that are unaffiliated with NFA, to terminate subadvisory relationships, and to make changes to existing subadvisory agreements with the approval of the Trust’s Board of Trustees (the “Board” or the “Trustees”), but without obtaining shareholder approval, provided, among other things, that the Fund provides its shareholders (or, in this case, the Contract Owners who have selected the Fund as an underlying investment option) with an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio, or series, of the Trust. The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA. Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the oversight of the Board. NFA selects one or more subadviser(s) it believes will provide the Fund with high-quality investment management services consistent with the Fund’s investment objective. NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

It is currently anticipated that, on or about June 18, 2025, GQG Partners LLC (“GQG”) will begin serving as the subadviser to the Fund, following the termination of the Fund’s previous subadviser, Atlanta Capital Management Company, L.L.C. (“Atlanta Capital”).  On such date, the Fund will be renamed the “NVIT GQG US Quality Equity Fund,” the Fund’s investment objective will change and, subject to the approval of the Fund’s shareholders, the Fund will change its classification as a “diversified” investment company to a “non-diversified” investment company.

GQG is unaffiliated with NFA and discharges its responsibilities subject to the supervision of NFA and the oversight of the Board. GQG is paid a subadvisory fee by NFA from the management fees NFA receives from the Fund. In accordance with procedures adopted by the Board, the subadviser of the Fund may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of GQG, located at 450 East Las Olas Boulevard, Suite 750, Fort Lauderdale, Florida 33301, as the new subadviser to the Fund. The Board approved the appointment of GQG as the subadviser to the Fund on March 12, 2025. Factors considered by the Board in making its decision to approve GQG as the subadviser, as well as other important information, are described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

As part of NFA’s duties to select and supervise the Fund’s subadviser, NFA is responsible for communicating performance expectations to, and evaluating the performance of, the subadviser and recommending to the Board whether a new subadviser should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated. NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund’s current investment objective is to seek long-term growth of capital by investing primarily in securities of companies that meet the Fund’s financial criteria and social policy (although the investment objective will change once

GQG begins subadvising the Fund, as described below). Atlanta Capital has subadvised the Fund since March 2023, at which time it replaced Newton Investment Management Limited. NFA determined to replace Atlanta Capital as the Fund’s subadviser due to the Fund’s underperformance relative to its benchmark index and industry peers. In replacing Atlanta Capital, NFA sought a subadviser with solid and durable large-capitalization equity performance capable of consistent delivery of returns in excess of a standard large-capitalization equity index and industry peers, among other attributes.

GQG Partners LLC

Based on an analysis of GQG’s management team, investment capabilities and processes, compliance program and operational capabilities, NFA recommended to the Board that GQG be appointed to serve as the Fund’s subadviser. NFA placed particular emphasis on GQG’s strong return profile, supported by its approach to portfolio construction, security selection and risk management.

As subadvised by GQG, the Fund will seek to capture market inefficiencies which GQG believes are driven by investors’ propensity to be short-sighted and overly focused on quarter-to-quarter price movements, rather than a company’s fundamentals over a longer time horizon (5 years or more). GQG believes that this market inefficiency may lead investors to underappreciate the compounding potential of quality, growing companies. To identify this subset of companies, GQG generates investment ideas from a variety of sources, ranging from institutional knowledge and industry contacts, to its proprietary screening process that seeks to identify suitable companies based on several quality factors, such as rates of return on equity and total capital, margin stability and profitability. Ideas are then subject to rigorous fundamental analysis as GQG seeks to identify and invest in companies that it believes reflect higher quality opportunities on a forward-looking basis. Specifically, GQG seeks to buy companies that it believes are reasonably priced and have strong fundamental business characteristics and sustainable and durable earnings growth. GQG seeks to outperform peers over a full market cycle by seeking to capture market upside while limiting downside risk. For these purposes, a full market cycle can be measured from a point in the market cycle (e.g., a peak or trough) to the corresponding point in the next market cycle. In constructing a portfolio of securities, GQG is not constrained by sector or industry weights of the Fund’s benchmark. GQG may invest in any economic sector and, at times, emphasize one or more particular industries or sectors. GQG relies on individual stock selection driven by a bottom-up research process rather than seeking to add value based on “top-down,” macro-based criteria.

Unlike Atlanta Capital, the strategy that GQG will provide upon becoming the Fund’s subadviser does not follow an environmental, social and governance (“ESG”) framework.  Rather, GQG seeks to buy companies that it believes are reasonably priced and have strong fundamental business characteristics and sustainable and durable earnings growth. In doing so, GQG seeks to identify suitable companies based on several quality factors, such as rates of return on equity and total capital, margin stability and profitability.  GQG’s research process aims to consider all financially material factors for the companies it invests in, which may include those that are commonly classified as ESG issues to the extent financially material.  Accordingly, at the meeting of the Board that was held on March 12, 2025, the Board approved changing the Fund’s investment objective to seek long-term capital appreciation. GQG’s investment strategy is expected to invest in stocks issued by a limited number of companies that GQG believes to be high-quality companies. Because the Fund currently is classified as a “diversified” investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), the Fund’s shareholders also are being requested to approve a change in the classification of the Fund from diversified to non-diversified by eliminating the Fund’s related investment policy.  Please see the Notice of Special Meeting of Shareholders and related Proxy Materials included with this Information Statement for additional information.

GQG’s Portfolio Managers will be responsible for the day-to-day management of the Fund under normal circumstances, with the Deputy Portfolio Manager providing support on all aspects of security selection, risk management and portfolio construction with respect to the Fund.  Investment decisions will typically be made collaboratively by the Portfolio Managers, although, as Chief Investment Officer, Rajiv Jain has the right to act unilaterally on any investment decision-making.

Mr. Rajiv Jain, Portfolio Manager, has been the Chairman and Chief Investment Officer of GQG since its founding in 2016.

Mr. Brian Kersmanc, Portfolio Manager, is a Senior Investment Analyst at GQG, which he joined in 2016.

Mr. Sudarshan Murthy, Portfolio Manager, is a Senior Investment Analyst at GQG, which he joined in 2016.

Mr. Siddharth Jain, Deputy Portfolio Manager, is an Investment Analyst at GQG, which he joined in 2021. Prior to joining the GQG in 2021, Mr. Jain was at Warburg Pincus, where he served most recently as a private equity associate in their industrial and business services group. Mr. Jain began his career as an investment banking analyst with the mergers and acquisitions group at PJT Partners in 2018.

BOARD CONSIDERATIONS

At a meeting held on March 12, 2025, the Board, of which eight of the nine members are not considered to be “interested persons” of the Fund under the Investment Company Act of 1940, as amended (the “1940 Act”) (“Independent Trustees”), discussed and, upon NFA’s recommendation, unanimously approved the appointment of GQG as the subadviser to the Fund. The Trustees were provided with detailed materials relating to GQG in advance of the meeting. The Independent Trustees met in executive session with their independent legal counsel prior to the meeting to discuss information relating to the subadvisory agreement. The material factors and conclusions that formed the basis for the Board’s approval are discussed below.

The Nature, Extent and Quality of the Services to be Provided by GQG as the Subadviser. In making its determinations, the Board took into account information provided to it by NFA as to the services to be provided by GQG under the subadvisory agreement, including information relating to GQG’s investment strategy and process for the Fund. The Board also considered information provided to it regarding the experience of the investment personnel of GQG who would be managing the Fund.

Investment Performance. The Board considered information concerning the past performance record of GQG in managing the investment strategy it intended to use in managing the Fund’s assets.

Fee Level. The Board considered the subadvisory fee rate that NFA would pay to GQG with respect to the Fund. The Board noted that the subadvisory fee rate to be paid to GQG at the Fund’s current asset level would be greater than the rate at which the subadvisory fee was paid to Atlanta Capital and that, as a result, NFA would realize a loss as a result of appointing GQG. The Board also noted that the proposed subadvisory fee rate would be based on the aggregate assets of the Fund and Nationwide GQG US Quality Equity Fund, as series of Nationwide Mutual Funds, and if asset levels reached $1billion or more, would result in a lower effective subadvisory fee rate to be paid by NFA with respect to the Fund.

Profitability; Fallout Benefits. No information was presented to the Board regarding GQG’s expected profitability as a result of the subadvisory agreement or the expected profitability of the Fund with respect to NFA following the implementation of the Subadvisory Agreement.

Terms of the Subadvisory Agreement. The Board considered that the non-compensatory terms of the subadvisory agreement are substantially similar in all material respects to the terms of the subadvisory agreements that the Trust currently has in place for other series of the Trust.

Conclusion. Based on these and other considerations, none of which were individually determinative of the outcome, and after discussion and consideration among the Trustees, and with NFA, Trust counsel, and independent legal counsel, the Board, including all of the Independent Trustees voting separately, unanimously approved the subadvisory agreement with GQG for a period commencing from the execution of the subadvisory agreement and terminating on January 1, 2027.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with GQG , dated March 12, 2025 (the “Agreement”), was approved by the Board, including the Independent Trustees, on March 12, 2025. In accordance with the Manager of Managers Order, the Agreement was not submitted to the Fund’s shareholders for their approval. The terms of the Agreement are substantially similar to the terms of the previous subadvisory agreement with Atlanta Capital. The following is a brief summary of the material terms of the Agreement.

Term. The Agreement, solely with respect to the Fund, has an initial term that expires on January 1, 2027, and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The

Agreement can be terminated on not more than 60 days’ written notice by NFA, by a vote of a majority of the Independent Trustees on behalf of the Fund or a majority of the outstanding voting securities of the Fund, or on not less than 120 days’ written notice by GQG. The Agreement terminates automatically if assigned by any party.

Fees. Under the Agreement, the annual subadvisory fee payable by NFA to GQG (as a percentage of the average daily net assets of the Fund) is set forth in the table attached as Exhibit A.

Duties. Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to GQG and for overseeing and reviewing the performance of GQG. GQG is required to manage the Fund’s portfolio in accordance with the Fund’s investment objectives and policies, subject to the supervision of NFA and the oversight of the Board.

Brokerage. Under the Agreement, GQG is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers GQG selects and to negotiate commissions to be paid on such transactions. In doing so, GQG is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification. Under the Agreement, GQG and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement, or violation of applicable law.

GQG is required, under the Agreement, to indemnify NFA, the Trust, the Fund, and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of GQG’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances. The Agreement also contains provisions pursuant to which NFA and the Trust are required to indemnify GQG for any liability and expenses which may be sustained by GQG as a result of NFA’s or the Trust’s willful misfeasance, bad faith, gross negligence, reckless disregard of their respective duties or violation of applicable law.

Regulatory Pronouncements. The Agreement also includes provisions arising from regulatory requirements. These provisions include a requirement that GQG establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act. Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits GQG to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between GQG and other subadvisers to the Fund or funds affiliated with the Fund.

Further Information. The above description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement. A copy of the Agreement will be on file with the SEC and will be available: (i) on the SEC’s EDGAR database via the internet at www.sec.gov; (ii) by electronic request to publicinfo@sec.gov; or (iii) by mail by sending your request to Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549-1520.

OTHER INFORMATION ABOUT GQG

GQG is located at 450 East Las Olas Boulevard, Suite 750, Fort Lauderdale, Florida 33301. The following table sets forth the names and principal occupations of the principal executive officers of GQG. The address of each person listed below is 450 East Las Olas Boulevard, Suite 750, Fort Lauderdale, Florida 33301.

Name	Title
Rajiv Jain	Chief Investment Officer
Timothy Carver	Chief Executive Officer
Frederick Sherley	General Counsel
Salvatore Digangi	Chief Compliance Officer
Melodie Zakaluk	Chief Financial Officer
Charles Falck	Chief Operating Officer

GQG is a Delaware limited liability company founded in 2016 and is an SEC registered investment adviser.  GQG is a wholly owned subsidiary of GQG Partners Inc., a Delaware corporation that is listed on the Australian Securities Exchange.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2024, the Fund paid investment advisory fees to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including a majority of the Independent Trustees, on December 10, 2024. The Investment Advisory Agreement was last approved by shareholders of the Fund on May 1, 2007. The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the oversight of the Board: (i) sets the overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser. With regard to subadvisers, NFA, subject to the oversight of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser. Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of the outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty, by vote of a majority of the Board or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not less than 60 days’ written notice to the other party. The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of March 17, 2025, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of March 17, 2025, to the Trust’s knowledge, no person, except as set forth in the table attached as Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of March 17, 2025, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although Contract Owners are not being asked to vote on the approval of GQG as subadviser to the Fund, the Trust is required to summarize the voting rights of Contract Owners. Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held, and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option. Shares of the Fund are available exclusively as a pooled funding vehicle for variable contracts offered by the separate accounts, or subaccounts thereof, of certain life insurance companies (“Participating Insurance Companies”). The Participating Insurance Companies own shares of the Fund as depositors for the Contract Owners. Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will vote the shares of the Fund attributable to the Contract Owners in accordance with the Contract Owners’ voting instructions. If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received. As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote. Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote. Contract Owners are also permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a summary of these rights. Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter. Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees. NFM also serves as transfer agent and dividend disbursing agent for the Fund. The address for NFA, NFD and NFM is One Nationwide Plaza, Mail Code 1-18-102, Columbus, Ohio 43215.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company, which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation and Nationwide Mutual Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of GQG, nor do any such Officers or Trustees own securities issued by GQG or have any other material direct or indirect interest in GQG.

The Trust will furnish, without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free 800-848-0920. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of Nationwide Variable Insurance Trust,

Stephen R. Rimes, Secretary

April 9, 2025

EXHIBIT A
SUBADVISORY FEES

The annual subadvisory fees payable by NFA to GQG (as a percentage of the Fund’s average daily net assets) are set forth in the following table:

Fund	Subadvisory Fees
NVIT GQG US Quality Equity Fund
0.28% on Aggregate Subadviser Assetsƚ up to $500 million;
0.25% on Aggregate Subadviser Assetsƚ of $500 million and more but less than $1 billion; and
0.22% on Aggregate Subadviser Assetsƚ of $1 billion and more

ƚ The term “Aggregate Subadviser Assets” means the aggregate amount resulting from the combination of Subadviser Assets of the NVIT GQG US Quality Equity Fund together with the Subadviser Assets (as defined in a Subadvisory Agreement among Nationwide Mutual Funds, Nationwide Fund Advisors and GQG Partners LLC, dated January 7, 2021, as amended) of the Nationwide GQG US Quality Equity Fund, a series of Nationwide Mutual Funds.

A-1

EXHIBIT B
INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table:

Fund	Advisory Fees
NVIT GQG US Quality Equity Fund	0.65% on assets up to $1 billion; and 0.60% on assets of $1 billion and more

B-1

EXHIBIT C
INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended December 31, 2024. The amount indicated is after fee waivers and expense reimbursements.

Fund	Advisory Fees
NVIT GQG US Quality Equity Fund	$632,482

C-1

EXHIBIT D
OUTSTANDING SHARES

As of March 17, 2025, the Fund had issued outstanding shares in the amounts set forth in the table below:

Fund	Number of Shares Outstanding
NVIT GQG US Quality Equity Fund – Class I	667,997.886
NVIT GQG US Quality Equity Fund – Class II	8,150,977.597
NVIT GQG US Quality Equity Fund – Class Y	0

D-1

EXHIBIT E
5% SHAREHOLDERS

As of March 17, 2025, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund.

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the Class Held by the Shareholder

NVIT GQG US Quality Equity Fund – Class I
Jefferson National Life Ins Co Columbus, OH 43218	313,362.349	47%

Nationwide Life Insurance Company Columbus, OH 43218	178,596.808	27%

Nationwide Life Insurance Company Columbus, OH 43218	128,656.265	19%

NVIT GQG US Quality Equity Fund – Class II
Nationwide Life Insurance Company Columbus, OH 43218	7,534,888.953	92%

NVIT GQG US Quality Equity Fund – Class Y
N/A

E-1